FORM 5

                                             U.S. SECURITIES AND EXCHANGE
COMMISSION
                                                     WASHINGTON, D.C. 20549

                                       ANNUAL STATEMENT OF CHANGES IN
BENEFICIAL OWNERSHIP
<square>Check this box if no longer
   subject to Section 16. Form 4Filed pursuant to Section 16(a) of the Securities Act of 1934, Section 17(a) of the Public Utility
   or Form 5 obligations           Holding Company Act of 1935 or Section 30(f)
of the Investment Company Act of 1940
   may continue.  SEE Instruction 1(b).
<square>Form 3 Holdings Reported
<square>Form 4 Transactions Reported

1. Name and Address of Reporting Person        2. Issuer Name and Ticker or Trading Symbol 6.  Relationship of Reporting Person to
                                                                                           Issuer
                                                  ENZON, INC. (ENZN)                               (Check all applicable)
THURMAN                             RANDY
H.                                                                                               X      Director ______ 10% Owner
(Last)              (First)           (Middle) 3. IRS or Social    4. Statement for                     Officer      ______ Other
                                               Security Number of     Month/Year              (give title below)
1483 PONUS RIDGE                               Reporting Person          JUNE 30, 1995     (specify below)
                                               (Voluntary)
                   (Street)                                        5. If Amendment,
                                                                      Date of Original
                                                                      (Month/Year)
NEW CANAAN                      CT
06840
(City)              (State)              (Zip)
                                                TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
1. Title of Security                           2. Trans- 3. Trans- 4. Securities Acquired  5. Amount of    6. Owner-   7. Nature of
   (Instr. 3)                                     action    action    (A) or Disposed of      Securities      ship        Indirect
                                                  Date      Code      (D)                     Beneficially    Form:       Beneficial
                                                  (Month/ (Instr.     (Instr. 3, 4 and 5)     Owned at End    (D) or      Ownership
                                               Day/      8)                                   of Issuer's     Indirect    (Instr.
                                               Year)                                          Fiscal Year     (I)      4)
                                                                                              (Instr. 3       (Instr.
                                                                                           and 4)          4)
                                                                    Amount   (A) or Price
                                                                               (D)



















Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                               (Over)

                                   TABLE II - DERIVATIVE SECURITIES ACQUIRED,
DISPOSED OF, OR BENEFICIALLY OWNED
                                           (E.G., puts, calls, warrants,
options, convertible securities)


1. Title of Derivative   2.Conver3.Trans-4.Transac-5.Number of6.Date   7.Title and Amount of 8.Price9.Number10.        11.  Na-
Security                   sion   action tion  Deriv-        ExercisableUnder-lying            of    of       Owner-     ture
   (Instru. 3)             or     Date   Code  ative         and       Securities (Instr. 3    Deriv-Deriv-   ship        of In-
                           Exercise(Month/Day/(Instr.SecuritiesExpirationand 4)                ative ative     of De-     direct
                           Price  Year)8)      Ac            Date                              Secur-Secur-               Bene-
                           of                  quired (A)    (Month/Day/                       ity   ities    rivative    ficial
                           Deriv-              or Disposed   Year)                             (Instr.Bene-               Own-
                           ative               of (D)                                          5)    ficially Security:     ership
                         Security              (Instr. 3,                                            Owned     (D)     (Instr. 4)
                                             4, and 5)                                               at        or In-
                                                                                                     End of    Direct
                                                                                                   Year
                                                                                                   (Instr.  (I)(Instr.
                                                                                                   4)       4)
                                                 (A)   (D) Date  Expira-    Title     Amount
                                                           Exer- tion                 or
                                                           cisableDate                Number
                                                                                      of
                                                                                      Shares
STOCK OPTION (RIGHT TO   $2.06  2/21/94A     20,000        8/21/952/21/04Common Stock 20,000 $2.06 20,000   D               --
BUY)+














  Explanation of Responses:

  +    Granted under the Company's Non-Qualified Stock Option Plan, as amended, a Rule 16b-3 plan.








** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations .
                          /S/ RANDY H. THURMAN                  3/3/96
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
                          **Signature of Reporting Person       Date

Note:  File three copies of this Form, one of which must be manually signed.
   If space provided is insufficient, SEE Instruction 6 for procedure.